Exhibit 99.1

NOT FOR IMMEDIATE RELEASE:

Audience to Acquire Sensor Platforms

Acquisition Combines Technical Expertise in Silicon, Software and Algorithms to Deliver Enhanced

Multisensory Processing, Targeting a Wide Range of Mobile and Wearable Devices

MOUNTAIN VIEW, CA – June 24, 2014 – Audience, Inc. (NASDAQ: ADNC), the leader in advanced voice and audio processing, today announced that it has signed a definitive agreement to acquire Sensor Platforms, subject to customary closing conditions, for consideration consisting of $41 million of cash. Sensor Platforms develops software and algorithms that interpret sensor data to enable broad context awareness on smartphones, wearables and other consumer devices. Audience believes the combination of Sensor Platforms’ technology with its industry leading Advanced Voice and Multisensory Processing places the combined company in a unique position to deliver compelling solutions based on the fusion of voice and motion. Joining these technologies will help transform the way consumers engage with devices, by enabling seamless natural user experiences, always-on sensor fusion, and context-aware services.

Peter Santos, president and CEO of Audience stated: “Audience is a user experience company, and we believe that multisensory user interface and context awareness will bring fresh differentiation and end-user value to the market for smartphones, wearables and other mobile devices. Sensor Platforms has developed key technologies and software infrastructure in this space, and the combination of our engineering teams will enable us to rapidly scale our capabilities in context awareness-based user interface. I am delighted to welcome the Sensor Platforms team to Audience.”

The delivery of a truly natural user experience requires a hardware and software platform that seamlessly and intelligently fuse multiple sensory inputs in an ultra-low power platform. Audience has pioneered voice and audio processing, and the acquisition of Sensor Platforms adds motion processing software to the combined company’s technology offering. Audience expects to deliver new levels of user experience through the optimization of audio through motion and vice versa.

Audience to Acquire Sensor Platforms

Closing is subject to the customary conditions and is expected to be completed after June 30, 2014. Audience anticipates that it will update its expectations for future financial results that incorporate Sensor Platforms after the closing of the acquisition. Audience has scheduled a conference call to discuss the proposed acquisition tomorrow, Wednesday, June 25, 2014, at 6:00 a.m. PT / 9:00 a.m. ET. Participating in the call will be Peter Santos, president and chief executive officer, and Kevin Palatnik, chief financial officer. Prepared remarks will be followed by a question and answer session.

Conference Call Information:

When: June 25, 2014, 6:00 a.m. PT

Dial-in: 1-877-212-6076 or 1-707-287-9331

Passcode: 65845383

Webcast: http://investor.audience.com/events.cfm

About Sensor Platforms

Sensor Platforms, Inc. develops algorithms and software enabling consumer applications to better understand user contexts and intent. The FreeMotion™ library from Sensor Platforms is the result of collaboration among experts in activity analytics, pedestrian navigation, motion, sensor fusion, and low-power system architectures. Sensor Platforms announced in April 2014 a major step forward in the proliferation of motion use in the Android environment, with the release of the Open Sensor Platform, the first open source software to enable implementation of sensor hubs in Android devices.

About Audience

Audience is the leader in advanced voice and audio processing for mobile devices. Its technologies, based in auditory neuroscience, improve the mobile voice experience, as well as enhance speech-based services and audio quality for multimedia. In early 2014, the Company announced its expansion into multisensory and motion processing. Through the combination of Advanced Voice and Multisensory Processing, Audience aims to transform the way consumers engage with devices by enabling seamless natural user experiences and context-aware services. The Company’s products have been shipped in more than 400 million devices worldwide. For more information, see www.audience.com.

For more information on Audience® processors and smart codecs, please go here.

Audience to Acquire Sensor Platforms

Cautionary Note Concerning Forward-Looking Statements

Statements in the press release, including the combined company’s products and statements regarding the completion of the transaction, and certain matters to be discussed on the conference call referenced here which are not historical facts, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terms such as believe, expect, may, will, provide, could and should and the negative of these terms or other similar expressions. Our actual results could differ materially from those we anticipate as a result of various factors, including: our success in completing the proposed acquisition of Sensor Platforms, our success in integrating and retaining the Sensor Platforms’ personnel, our success in developing products with technology from Sensor Platforms and Audience’s existing technology platform, customer and end user demand for multisensory processing and contextual awareness, and competition. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

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ADNC-F

For more information, contact:

Media and Industry Analysts

Diane Vanasse

Audience, Inc.

408-242-0027

dvanasse@audience.com

Investors The Blueshirt Group Suzanne Schmidt 415-217-4962 suzanne@blueshirtgroup.com	or	Melanie Solomon 415-217-4964 melanie@blueshirtgroup.com